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FIRST FINANCIAL BANKSHARES, INC.
400 Pine Street
Abilene, Texas 79601
325.627.7155
NOTICE OF THE 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010
To our shareholders:
     We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 27, 2010, for the following purposes:
(1)	To elect eleven directors;

(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2010;

(3)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.
     Only shareholders of record at the close of business on March 1, 2010, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).
     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 27, 2010. The proxy statement and other information for security holders are available at http://www.ffin.com/sec.
     We have included, along with this notice and proxy statement, (1) our 2009 annual report, which describes our activities during 2009, (2) our Form 10-K for the year ended December 31, 2009 and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the material for solicitation of proxies.
     We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting. We can accommodate everyone at the annual meeting; however, there is limited seating for the luncheon so we request that you confirm your attendance by completing the enclosed reply card and returning it to us by April 16, 2010.
By order of the Board of Directors,
F. SCOTT DUESER, Chairman
March 1, 2010

FIRST FINANCIAL BANKSHARES, INC.
400 Pine Street
Abilene, Texas 79601
325.627.7155
PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2010
INTRODUCTION
     The Board of Directors of First Financial Bankshares, Inc. hereby solicits your proxy for use at the 2010 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 27, 2010.
     Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.
     We released for mailing this proxy statement and the accompanying proxy card on March 3, 2010. The date of this proxy statement is March 1, 2010.
VOTING OF SECURITIES
Important Voting Information
     You may only vote if you hold shares directly in your own name.
     If your shares are held in the name of a bank, broker or other holder of record, the Securities and Exchange Commission (the “SEC”) has approved a New York Stock Exchange rule that changes the manner in which your vote in the election of directors will be handled beginning with this annual meeting.
     If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper form, including a voting instruction card so you can instruct the holder of record how to vote your shares. In the past, if you did not transmit your voting instructions before the annual meeting, your broker could vote on your behalf on the election of directors and other matters considered to be routine.
     A New Rule for Voting. Effective January 1, 2010, your broker is no longer permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted in the election of directors, you now will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.
     Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of First Financial Bankshares, Inc. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.
     More Information is Available. If you have any questions about this new rule or the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The SEC also has a website (www.investor.gov) with more information about your rights as a shareholder.

Record Date
     Our Board of Directors has established the close of business on March 1, 2010, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 20,840,932 shares of our common stock outstanding.
Quorum
     In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common stock on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).
     If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.
Required Vote
     The affirmative vote of a plurality of the shares cast at the annual meeting is required to elect a nominee for director and to approve the ratification of Ernst & Young LLP as our independent accountants. If you abstain from voting or withhold authority to vote in the election of a director, your abstention or withholdings will have no effect. Broker non-votes will have no effect on the outcome of director elections or independent accountant ratification.
Shareholder List
     A list of shareholders entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 2, 2010, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.
SOLICITATION AND REVOCABILITY OF PROXIES
Solicitation
     We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone or oral communication. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson, Inc. to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $15,000 for their services, plus out-of-pocket expenses.
Proxies and Revocation
     Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

     Each shareholder giving a proxy has the power to revoke it at any time before the shares of our common stock it represents are voted. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy.
PROPOSAL 1
ELECTION OF DIRECTORS
General
     While our bylaws fix the number of directors at a number not less than three nor more than 30, the Board of Directors has fixed the number of directors at eleven for 2010. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, eleven directors are to be elected, each for a term of one year.
Identifying and Evaluating Nominees for Director
     The Board, acting through the nominating/corporate governance committee, is responsible for identifying and evaluating candidates for Board membership. It is responsible for recommending nominees who have the experience, qualifications, attributes and skills appropriate to function collaboratively and effectively as the Board for the Company. The Board and the nominating/corporate governance committee believe that the Board as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and view points necessary to oversee our company’s current and future needs. The attributes that the Board and every director should possess are in the director nomination criteria set forth in our corporate governance guidelines. These criteria include:
•	at least a majority of the Board must be composed of independent directors;

•	candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our Company;

•	candidates should have familiarity with and experience in the commercial banking industry;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all shareholders.
     The nominating/corporate governance committee and the Board may, from time to time, establish and consider other specific skills and experiences that they believe our Company should seek in order to constitute a diverse, balanced, collaborative and effective Board. For an incumbent director, the nominating/corporate governance committee and the Board also consider past performance of such director on our Board. See “—The Nominees” on page 4 for the qualifications of each nominee for election at the Annual Meeting.

     The nominating/corporate governance committee regularly reviews Board composition in light of our company’s business and structure; the changing needs of our company as a result the business environment; our operations, financial conditions and complexity; its assessment of the Board’s performance; and input from shareholders and other key constituencies. As part of this review, the nominating/corporate governance committee evaluates the effectiveness of the Board’s director nomination standards.
     The nominating/corporate governance committee will, in consultation with the Chairman of the Board, consider candidates proposed or suggested by Board members, management, third party search firms retained by the nominating/corporate governance committee and shareholders. The nominating/corporate governance committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by Board members, management, third party search firms or shareholders. Any shareholder wishing to recommend a candidate to be considered by the nominating/corporate governance committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board — Nominating/Corporate Governance Committee” on page 24 of this proxy statement.
Changes in Composition of the Board of Directors
     Mr. Kenneth T. Murphy will retire from the board, effective April 27, 2010, and not stand for reelection as required by our bylaws. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless he owns at least one percent (1%) of the outstanding shares of our common stock and is less than 75 years of age. Mr. Mac A. Coalson has chosen to not stand for reelection to the Board of Directors. Mr. Steven L. Beal, a certified public accountant and former president and chief operating officer of a publicly traded oil and gas company, is being nominated for the board along with the current board, except Mr. Murphy and Mr. Coalson. Mr. Beal was identified by the nominating/corporate governance committee.
Nominees
     Based upon recommendations of the nominating/corporate governance committee, the Board has nominated the individuals below for election to the Board of Directors at the annual meeting.
     In light of our company’s business and structure, the business environment and the company’s long-term strategy, the Board, upon recommendation of the nominating/corporate governance committee, selected a slate of nominees whose experience, qualification, attributes and skills in leadership; commercial and investment banking and financial advisor services; finance and accounting, risk management; operations management; strategic planning; business development; regulatory and government affairs; corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time.
     Under Nasdaq rules, a majority of the Board of Directors must be comprised of independent directors. The board has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.
     The names and principal occupations of the nominees, together with the length of service as a director and the number of shares of our common stock beneficially owned by each of them on February 1, 2010, are set forth in the following table; except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Abilene, Texas 79601.
     Each nominee’s biography and the specific experiences, qualifications, attributes and skills of each nominee are described below the table.

				Shares of
				Bankshares		Percent
		Years as	Principal Occupation	Beneficially		of Shares
Name	Age	Director (1)	During Last Five Years	Owned		Outstanding
Steven L. Beal	51	—	Director and Former President and Chief Operating Officer of Concho Resources Inc.	2,500		0.01%
Tucker S. Bridwell	58	3	President, Mansefeldt Investment Corporation	39,338	(1)	0.19%
Joseph E. Canon	67	14	Executive Director, Dodge Jones Foundation, a private charitable foundation	75,368	(2)	0.36%
David Copeland	54	12	President, SIPCO and Shelton Family Foundation, a private charitable foundation	173,883	(3)	0.83%
F. Scott Dueser	56	19	See “Executive Officers” on page 5 (9)	251,944	(4)(5)	1.21%
Murray Edwards	58	4	Principal, The Edwards Group	37,307	(6)	0.18%
Ron Giddiens	62	1	Investments/Business Consulting; Former bank president	1,990		0.01%
Derrell E. Johnson	70	10	Former President and CEO Rady and Associates, Consulting Engineers	32,000		0.15%
Kade L. Matthews	51	12	Ranching and Investments	259,483	(7)	1.25%
Dian Graves Stai	69	17	Chair, Dian Graves Owen Foundation, a private charitable foundation	103,842	(8)	0.50%
Johnny E. Trotter	58	7	President & CEO, Livestock Investors, Ltd.	107,181		0.51%
Shares beneficially owned by all executive officers and directors*				1,085,422	(5)	5.21%

*	See “Security Ownership of Certain Beneficial Owners and Management.”

(1)	Includes 31,249 shares that are owned by a private foundation for which Mr. Bridwell serves as president to which he disclaims beneficial ownership. Mr. Bridwell is also a director of Petrohawk Energy Corporation and Concho Resources, Inc.

(2)	Includes 70,000 shares that are owned by a private foundation for which Mr. Canon serves as executive director to which he disclaims beneficial ownership. Mr. Canon is also a director of Main Street Capital Corporation.

(3)	Includes 163,215 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership. Mr. Copeland is also a director of Harte-Hanks, Inc.

(4)	Includes 50,171 shares owned by his wife of which he disclaims beneficial ownership.

(5)	Includes shares indirectly owned as of February 1, 2010 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser – 26,389 and all executive officers as a group – 32,349.

(6)	Includes 833 shares of our common stock owned by Mr. Edwards’ spouse.

(7)	Includes 113,025 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership.

(8)	Includes 31,249 shares that are owned by a private foundation for which Ms. Stai serves as chair of the board of directors to which she disclaims beneficial ownership.

(9)	Effective January 1, 2008, the Board of Directors elected Mr. Dueser Chairman of the Board of Directors.

     Steven L. Beal, Brownwood, Texas, is a new nominee for director of the Company. He is a director and was president and chief operating officer of Concho Resources Inc. since its formation in February 2006. He retired as an officer effective July 1, 2009. From 1998 to 2006, he served in director, executive vice president, and chief financial officer capacities for various predecessor companies to Concho Resources Inc. From 1988 until 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its senior vice president and chief financial officer. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas and is a certified public accountant. As a former chief financial officer and chief operating officer of a publicly-held oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, Mr. Beal provides the Board with operations, risk management, strategic planning and corporate governance expertise that is important to our Company. In addition, as a former chief financial officer and certified public accountant, Mr. Beal brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.
     Tucker S. Bridwell, Abilene, Texas, has served as a director of the Company since 2007. He serves as lead director and on the audit and nominating/corporate governance committees. He is designated as a “financial expert” for our audit committee. He is also a director of First Financial Bank, N.A., Abilene, a wholly owned subsidiary of the Company. He has been president of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities. Mr. Bridwell served as chairman of the board of directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002. Mr. Bridwell is also a director of Petrohawk Energy Corporation serving on its audit committee and Concho Resources Inc. serving as lead director and on its audit, compensation and nominating/corporate governance (chairman) committees, both publically traded companies. He is a graduate of Southern Methodist University and is a certified public accountant. Mr. Bridwell’s service as a director to public companies adds administration and operational management experiences as well as corporate governance expertise to the Board. His experience and qualifications provide sound leadership to the Board. In addition, as a certified public accountant, Mr. Bridwell brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.
     Joseph E. Canon, Abilene, Texas, has served as a director of the Company since 1996. He serves on the compensation committee. He also is a director of First Financial Bank, N.A., Abilene and First Financial Trust & Asset Management Company, N.A., both wholly owned subsidiaries of the Company. Since 1982, he has served as executive director of the Dodge Jones Foundation, a private charitable foundation located in Abilene. Mr. Canon is a director of Main Street Capital Corp., a publicly traded company serving on the audit, compensation and nominating and corporate governance (chairman) committees. From 1970 to 1982, he was an administrator and executive of several trust departments. In 1998, he was selected as Abilene’s Outstanding Citizen of the Year. He is a graduate of Texas Tech University and The University of Texas School of Law. As one of our longest serving independent outside directors, Mr. Canon brings historical, long-term perspective and leadership to the Board. Mr. Canon’s experience as a director to public companies and foundation executive adds trust, investment, oil and gas and operational management experiences as well as corporate governance expertise to the Board.
     David Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as chairman of the audit committee and also is a member of the executive, nominating/corporate governance and asset liability management committees. He is designated as a “financial expert” for our audit committee. He also is a director of the First Financial Bank, N.A., Abilene and First Financial Trust & Asset Management Company, N.A., wholly owned subsidiaries of the Company. He is president of the Shelton Family Foundation and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director and audit committee chairman of Harte-Hanks, a publicly traded targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experiences as well as corporate governance expertise to the board. His experience and qualifications provide sound leadership to the board. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

     F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He serves as chairman of the executive committee. He also is a director of First Financial Bank, N.A., Abilene, First Financial Bank, N.A., Cleburne, First Financial Bank, Hereford, First Financial Bank, N.A., Mineral Wells, First Financial Bank, N.A., San Angelo, First Financial Bank, N.A., Southlake, First Financial Bank, N.A., Stephenville, First Financial Bank, N.A., Weatherford, First Financial Trust & Asset Management, N.A. and First Technology Services, Inc., all wholly owned subsidiaries of the Company. He is Chairman, Chief Executive Officer and President of the Company. He became Chairman in 2008 and became CEO/President in 2001. Prior to his role at the Company, he was CEO/President of First Financial Bank, N.A., Abilene from 1991 to 2001. He is a graduate of Texas Tech University and recently served on the board of Trustees of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the boards of Breck Operating, Inc., Brazos LLP and States Royalty LLP which are privately held oil and gas companies. He was selected as Abilene’s Outstanding Citizen of the Year in 2009. Mr. Dueser adds financial services experience, especially lending and asset liability management to the Board as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.
     Murray Edwards, Clyde, Texas, has served as director of the Company since 2006. He serves on the audit committee. He also is a director of First Financial Bank, N.A., Abilene, a wholly owned subsidiary of the Company. He is principal of the Edwards Group and has an undergraduate degree from Texas A&M University and a masters of business administration from Harvard Business School. He has successfully owned and managed a number of businesses including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Foods and Innovative Event Management. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to being acquired by the Company. Mr. Edwards has significant risk management and strategic planning skills. In addition, he brings strong agriculture accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.
     Ron Giddiens, San Angelo, Texas, has served as a director of the Company since 2009. He serves on the audit committee. He also is on the board of First Financial Bank, N.A., San Angelo, a wholly owned subsidiary of the Company. He is a former president of West Side National Bank prior to its sale to Boatmans Bank and Bank of America in San Angelo. He currently provides business, acquisition and valuations consulting through his company, D & G Consulting. He is a graduate of Baylor University and the Southwestern Graduate School of Banking, at Southern Methodist University. Mr. Giddiens adds significant financial services industry expertise relevant to our community banking, wealth management, and commercial lending businesses. His leadership experience with a large financial services company is important to the oversight of our multi-bank subsidiary business model.
     Derrell E. Johnson, Southlake, Texas, has served as a director of the Company since 2000. He serves on the audit committee. He also is on the board of First Financial Bank, N.A., Southlake and First Technology Services, Inc., both wholly owned subsidiaries of the Company. Mr. Johnson is a civil engineer licensed in Texas and began his career with Rady and Associates (later merged into Kimley-Horn in 1994) in 1959 becoming a partner in 1980 and chief executive officer/president in 1998, where he served until his retirement in 2000. He then became president/chief executive officer of ACEC Life/Health Insurance Trust until 2006 and served on the board of directors until 2009. He served on the city council of Keller, Texas and is a graduate of ICS in Scranton, Pennsylvania. Mr. Johnson has significant strategic planning, insurance and risk management skills acquired through his years of service with Rady and Associates and the insurance trust. He also brings strong accounting and financial skills important to the oversight of our financial reporting.
     Kade L. Matthews, Amarillo, Texas, has served as a director of the Company since 1998. He serves on the compensation committee. He also is on the board of First Financial Bank, Hereford, a wholly owned subsidiary of the Company. He is chairman of the Legett Foundation, a private charitable foundation in Texas as well as the board of trustees of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston, the board of directors of the Dodge Jones Foundation, a private charitable foundation in Abilene, and the Amarillo Area Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

     Dian Graves Stai, Fredericksburg, Texas has served as a director of the Company since 1993. She serves as chair of the compensation committee and on the executive and nominating/corporate governance committees. She is also on the board of First Financial Bank, N.A., Abilene, a wholly owned subsidiary of the Company. She is chair of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation, which she founded in 1997. She co-founded Owen Healthcare, Inc. in 1969 taking the company public in 1995 before being acquired by Cardinal Health, Inc. in 1997. She served as chair of the company from 1976 until its sale. In 1997, she was named one of the “Leading Women Entrepreneurs of the World”, and named several times to Savvy Magazine’s Top 60 Business Women in American and Working Women Magazine’s Top 25 Business Women in America. She was named Abilene’s Outstanding Citizen of the Year in 1996. Ms. Stai has broad experience in the management and oversight of complex businesses through her leadership roles with Owen Healthcare, Inc. and Mansefeldt Investment Corporation. She has significant experience in the skill of management, compensation and benefits, and corporate governance, all of which are important to our large and diversified financial services company. In addition, as our longest serving independent outside director, Ms. Stai brings historical and long-term perspective to the Board.
     Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the executive, compensation and nominating/corporate governance committees. He also is on the board of First Financial Bank, Hereford, a wholly owned subsidiary of the Company. He is President of Livestock Investors, Ltd., one of the largest cattle feeders in the United States. He also is President of the Ford dealership in Hereford, Texas, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is active in numerous cattle/horse associations and philanthropic/community involvement. Mr. Trotter brings key leadership, risk management, operations, strategic planning and auto industry/agricultural expertise that assist the Board in overseeing the Company’s operations in a challenging economy.
THE BOARD OF DIRECTORS RECOMMENDS YOU
VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The audit committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2010 and to serve until the next annual meeting in April 2011. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our audit committee. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S
INDEPENDENT AUDITORS FOR THE YEAR 2010

Executive Officers
     Set forth in the following table are our executive officers, and the shares of our common stock beneficially owned by each of them as of February 1, 2010. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

			Years		Shares of
			Served		Bankshares		Percent of
			in Such	Principal Occupation	Beneficially		Shares
Name	Age	Office	Office	During Past 5 Years	Owned		Outstanding
F. Scott Dueser	56	Chairman of the Board, President and Chief Executive Officer	9	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, First Financial Bank, N.A., Abilene*	251,944	(1)(2)(3)	1.21%
Gary S. Gragg	50	Executive Vice President	4	Executive Vice President of First Financial Bankshares, Inc.; Senior Vice President of First Financial Bankshares, Inc. (1996 to 2005)	11,871	(1)(3)	0.06%
J. Bruce Hildebrand, CPA	54	Executive Vice President and Chief Financial Officer	7	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.	8,410	(1)(3)	0.04%
Gary L. Webb	52	Executive Vice President	7	Executive Vice President of First Financial Bankshares, Inc.	7,528	(1)(3)	0.04%

*A	bank subsidiary.

(1)	Includes shares indirectly owned as of February 1, 2010 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser – 26,389, Mr. Gragg – 3,232, Mr. Hildebrand – 764, and Mr. Webb — 637.

(2)	Includes 50,171 shares owned by his wife of which he disclaims beneficial ownership.

(3)	Includes 1,067, 4,100, 2,132 and 4,133 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2010 for Mssrs. Dueser, Gragg, Hildebrand and Webb, respectively.

Compensation Discussion and Analysis
Objectives/Philosophy
     The compensation committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. It is also the compensation committee’s practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to mitigate risk and align the short and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to participate and perform as equity owners of the Company. From December 2007 to February 2008, the compensation committee retained Hewitt Associates LLC, a human resources and executive compensation consulting firm, to assist it in its review of our executive compensation.
     We believe that to attract and retain the quality of executive talent to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The compensation committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term rewards under the Company’s long-term incentive programs (including profit sharing and incentive stock option plans). When considering pay decisions for our named executive officers, we target the median of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall company performance and board evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to align their current pay between short and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.
     The compensation committee measures the Company’s senior management compensation levels with comparable levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. We also consider the compensation data disclosed by a peer group of companies. The peer group is comprised of companies selected on the basis of asset size, demographics, and structure. The peer group companies considered by the compensation committee are:

BancFirst Corporation	Bank of the Ozarks, Inc.
First State Bancorporation	Glacier Bancorp, Inc.
Hancock Holding Company	IberiaBank Corporation
Home Bankshares, Inc.	Prosperity Bancshares, Inc.
Park National Corporation	Simmons First National Corporation
Renasant Corporation	Southwest Bancorp, Inc.
Southside Bancshares, Inc.	Texas Capital Bancshares, Inc.
Sterling Bancshares, Inc.
     It is the compensation committee’s practice to provide incentives that promote both the short and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short and long-term performance. These incentives are based on financial objectives of importance to the Company, including earnings growth, return on assets and efficiency ratio, all of which enhance shareholder value. Annual bonuses reward achievement of short-term objectives that are established to encourage our executives to make decisions currently that promote long-term growth. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals which will increase shareholder value, while accomplishing a high retention of our executives. Our compensation program also accounts for individual performance, which enables the compensation committee to differentiate among executives and emphasize the link between personal performance and compensation.

Elements of Compensation
     The following is a summary of the elements of compensation provided to our CEO and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.
     Base Salary. Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience.
     Bonus. We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon satisfaction of pre-determined performance goals. For years 2007 and prior, the scale considered our net income and our return on average assets. The maximum award for senior management of the Company was approximately 16% of the executive’s base salary. For 2007, none of the named executive officers qualified under that plan. Effective in 2008 we revised the executive bonus program in light of observations and recommendations of Hewitt Associates. The revised program considered similar measures but is tailored annually to specific goals of the applicable executive. Mr. Dueser’s, Mr. Hildebrand’s and Mr. Webb’s goals were based on earnings growth, return on average assets, return on average equity and efficiency ratio while Mr. Gragg’s goals were based on earnings growth, return on average assets and credit quality. The maximum award for senior management of the Company is 30% of the executive’s base salary. Subsidiary bank presidents are also included in this revised bonus program, and their goals are tailored to specific situations of their respective subsidiary bank. While the performance goals drive the bonus plan and executive awards, the compensation committee retains discretion to adjust payouts of the awards based on the performance of the Company, including audit, compliance and asset quality issues, and the individual as deemed appropriate.
     Equity Compensation. We currently offer stock options under our incentive stock option plan approved by shareholders. The purpose of the stock option plan is to attract and retain key officers and to encourage employee performance by providing them a proprietary interest in our Company through the granting of stock options. We believe that, at the present time, stock options are the appropriate long term incentive vehicle to maintain our executives’ focus on stock price appreciation. We continue to review this approach for each new grant to ensure that equity compensation will drive our executives toward successful long-term business results.
     Only incentive stock options (as defined in the Internal Revenue Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We generally expect the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Our use of incentive stock options further encourages our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.
     Generally, the compensation committee grants options every two years, subject to the Board of Directors’ approval. On May 19, 2009, 101,600 stock options were granted to key employees including the named executive officers disclosed herein. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidential information, non-solicitation and non-competition agreements in connection with receipt of the option grants to prohibit actions detrimental to the Company. Day-to-day administration of the stock option plan is delegated to an executive officer of the Company.
     The compensation committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of shares of the Company’s common stock under our incentive stock option plan are made at the market price at the time of the award.

     In addition, under our insider trading policy, executive officers, directors and immediate family members of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.
     Pension Plan. The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, 1988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment, whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits accrue under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.
     The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, or ERISA. Senior management eligible under the pension plan receive the same benefits as all employees.
     Profit Sharing Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the compensation committee and are subject to their discretion and recommendation for approval by the Board of Directors. The compensation committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan which allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a safe harbor Company match equal to 100% of each participant’s deferral contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.
     Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $245,000 (adjusted annually by the IRS). Additionally, the annual addition amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $49,000 (adjusted annually by the IRS).
     Our profit sharing plan includes an employee stock ownership plan (ESOP) feature whereby participants are given the option to receive cash dividends on these shares in cash or reinvest the dividends in additional shares.
     The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account become distributable.

     Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to IRS limits.
     Make Whole Plan. Effective January 1, 2005, the Board of Directors of the Company adopted a “make whole” program whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to IRS limitations, will have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no IRS limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan was implemented by the committee to allow senior management whose compensation was in excess of IRS limits to have profit sharing/401(k) matches proportionally equal for all employees.
     Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.
     Change of Control/Executive Recognition Agreement. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers have entered into executive recognition agreements with us.
     We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.
     Each executive recognition agreement provides severance benefits for each executive officer if, within two years following a change in control, his/her employment with us or our subsidiaries is terminated (i) by us or the subsidiary bank for any reason other than for cause, except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason.
     As used in the agreement, a “change of control” means:
•	a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

•	any person or entity commences a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding securities of the Company; or

•	the stockholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding securities; or

•	the stockholders of the Company approve a liquidation or dissolution of the Company; or

•	the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).
     As used in the agreement, “cause” means termination of an employee due to the:
•	willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company, or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.
     As used in the agreement, “good reason” means termination by an employee due to:
•	a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	a material reduction by the Company in the budget over which the employee retained authority immediately prior to change of control; or

•	the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of the change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company; or

•	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement; or

•	the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.
     Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

     Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.
     These executive recognition agreements were renewed in July 2008 with changes only to comply with newly issued Internal Revenue Service regulations affecting such plans. We expect that these executive recognition agreements will be renewed upon maturity in July 2010.
     Amounts that would be paid under these agreements upon a change of control or termination for good reason using base salary information as of December 31, 2009 for the named executive officers would be as follows:

Name	Amount
F. Scott Dueser, President and CEO	$1,030,000
J. Bruce Hildebrand, Executive Vice President & CFO	$653,000
Gary L. Webb, Executive Vice President	$564,000
Gary S. Gragg, Executive Vice President	$385,000
     Perquisites and Other Benefits. We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.
     Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.
Compensation Tables
     For 2009, only four of our executives meet the conditions of a named executive officer (NEO) requiring disclosure. The following tabular disclosures are presented for the following named executive officers:

F. Scott Dueser –	Chairman, President and Chief Executive Officer (Mr. Dueser’s appointment as Chairman of the Board was effective January 1, 2008)
J. Bruce Hildebrand – Executive Vice President and Chief Financial Officer
Gary L. Webb – Executive Vice President – Operations
Gary S. Gragg – Executive Vice President – Loans

Summary Compensation Table
The following table summarizes the total compensation for our named executive officers in 2009, 2008 and 2007:

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings ($)	Compensation	Total
Position	Year	($)	($)	($)	($)	($) (1)	(2)	($) (3)	($)
F. Scott	2009	481,667	—	—	84,950	32,175	49,236	29,454	677,482
Dueser,	2008	468,333	—	—	—	40,375	51,407	36,165	596,280
President/CEO	2007	430,833	—	—	29,240	—	46,999	34,485	541,557

J. Bruce	2009	312,500	—	—	42,475	20,410	11,055	29,454	415,894
Hildebrand,	2008	300,000	—	—	—	25,925	10,649	36,165	372,739
EVP/CFO	2007	270,833	—	—	18,275	—	9,630	34,485	333,223

Gary L. Webb,	2009	270,000	—	—	42,475	17,615	5,190	29,454	364,734
EVP	2008	261,666	—	—	—	22,525	4,608	36,165	324,964
	2007	242,166	—	—	18,275	—	4,492	34,485	299,418

Gary S.	2009	184,167	—	—	42,475	8,325	2,711	20,523	258,201
Gragg, EVP	2008	177,500	—	—	—	5,400	893	25,826	209,619
	2007	162,500	—	—	18,275	—	2,307	23,529	206,611

(1)	Amount represents bonus earned related to achievement of pre-determined performance goals

(2)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer

(3)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer
Grants of Plan-Based Awards
The compensation committee grants incentive stock options periodically. In 2009, 101,600 options were granted to key employees of which Mr. Dueser, Mr. Hildebrand, Mr. Webb and Mr. Gragg received 5,000, 2,500, 2,500 and 2,500 options, respectively. In 2007, 90,500 options were granted to key employees of which Mr. Dueser, Mr. Hildebrand, Mr. Webb and Mr. Gragg received 4,000, 2,500, 2,500 and 2,500 options, respectively. No options were granted in 2008.

Outstanding Equity Awards at Fiscal Year-end
At December 31, 2009, the following stock options were outstanding for the respective named executive officers:

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
							Market	Incentive	Plan
							Value	Plan	Awards:
							of	Awards:	Market or
			Equity				Shares	Number	Payout
			Incentive				or	of	Value of
			Plan				Units	Unearned	Unearned
			Awards:				of	Shares,	Shares,
	Number of	Number of	Number of			Number of	Stock	Units or	Units or
	Securities	Securities	Securities			Shares or	That	Other	Other
	Underlying	Underlying	Underlying	Option		Units of	Have	Rights	Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Not	That Have	That Have
	Options (#)	Option (#)	Unearned	Price	Expiration	Have Not	Vested	Not	Not
Name	Exercisable	Unexercisable	Options (#)	($)(1)	Date	Vested (#)	($)	Vested (#)	Vested ($)
F. Scott	1,067	1,067	—	33.08	1-25-15	—	—	—	—
Dueser	—	4,000	—	40.98	1-31-17	—	—	—	—
	—	5,000	—	50.35	5-19-19	—	—	—	—

J. Bruce	2,132	534	—	33.08	1-25-15	—	—	—	—
Hildebrand	—	2,500	—	40.98	1-31-17	—	—	—	—
	—	2,500	—	50.33	5-19-19	—	—	—	—

Gary L.	2,001	—	—	23.10	5-5-13	—	—	—	—
Webb	2,132	534	—	33.08	1-25-15	—	—	—	—
	—	2,500	—	40.98	1-31-17	—	—	—	—
	—	2,500	—	50.33	5-19-19	—	—	—	—

Gary S.	2,500	—	—	23.10	5-5-13	—	—	—	—
Gragg	1,600	400	—	33.08	1-25-15	—	—	—	—
	—	2,500	—	40.98	1-31-17	—	—	—	—
	—	2,500	—	50.33	5-19-19	—	—	—	—

(1)	All of the outstanding stock option awards vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

Option Exercises and Stock Vested
During 2009, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Acquired on Vesting (#)	Vesting ($)
F. Scott Dueser	4,366	100,495	—	—
J. Bruce Hildebrand	667	19,877	—	—
Gary L. Webb	1,332	35,064	—	—
Gary S. Gragg	650	20,391	—	—

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.
Pension Benefits
As of December 31, 2009, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit	Payments During
Name	Plan Name	(#)	($)	Last Fiscal Year ($)
F. Scott Dueser	Defined Benefit	27	250,241	—
	Pension
J. Bruce Hildebrand	Defined Benefit	1	12,067	—
	Pension
Gary L. Webb	Defined Benefit	—	—	—
	Pension
Gary S. Gragg	Defined Benefit	13	38,864	—
	Pension
     We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards. As a result of freezing the pension plan, we did not expect to make significant future contributions on behalf of the named executive officers. However, as a result of the Pension Protection Act of 2006, we will be required to contribute amounts over seven years to fund any shortfalls in the plan. Mr. Webb joined the Company after the plan was frozen and is not available for participation in the plan.

Nonqualified Deferred Compensation
The following amounts represent contributions made in 2009 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	(Losses) in	Withdrawals/Distributions	Balance at
Name	in Last FY ($)	in Last FY ($)	Last FY ($)(1)	($)	Last FYE ($)
F. Scott Dueser	—	31,345	12,959	—	191,065

J. Bruce Hildebrand	—	10,202	7,289	—	45,483

Gary L. Webb	—	5,190	3,188	—	21,517

Gary S. Gragg	—	—	—	—	—

(1)	Plan invests all funds received in Company Stock, which increased in value 0.68% (including dividends paid) from January 1, 2009 to December 31, 2009.

Director Compensation
     For 2009, we had twelve non-officer directors who received fees for attendance at board of director meetings and committee meetings. Directors who are our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not our officers receive $2,500 for each board meeting attended. In addition, beginning with the second quarter of 2008, the non- officer directors received a $2,500 per quarter retainer fee. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common stock on the open market. No equity awards are granted to the directors for fees and the directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of a subsidiary bank receives director fees per meeting which are not included in the table below.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred	All Other
	Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Name	Cash ($)	Awards ($)	Awards ($)	Compensation	Earnings ($)	($)	Total ($)
Tucker S. Bridwell	19,500	—	—	—	—	—	19,500
Joseph E. Canon	25,000	—	—	—	—	—	25,000
Mac A. Coalson	28,000	—	—	—	—	—	28,000
David Copeland	28,000	—	—	—	—	—	28,000
Murray Edwards	24,000	—	—	—	—	—	24,000
Ron Giddiens	17,000	—	—	—	—	—	17,000
Derrell E. Johnson	24,000	—	—	—	—	—	24,000
Kade L. Matthews	25,000	—	—	—	—	—	25,000
Kenneth T. Murphy (1)	24,500	—	—	—	—	—	24,500
Dian Graves Stai	16,500	—	—	—	—	—	16,500
F. L. Stephens	10,000	—	—	—	—	—	10,000
Johnny E. Trotter	27,000	—	—	—	—	—	27,000

(1)	Amounts above do not include (1) $33,000 paid under the Company’s defined benefit pension plan and (2) $53,000 paid under a deferred compensation plan that expired on December 31, 2009. These payments were earned during Mr. Murphy’s previous employment with the Company before his retirement in 2002.

CORPORATE GOVERNANCE
Overview
     We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our audit, compensation and nominating/corporate governance committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our audit, compensation and nominating/corporate governance committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.
Board Leadership Structure and Role in Risk Oversight
     We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under “— Director Independence” below, we believe that all of our directors are independent with the exception of Mr. Dueser given his position as Chairman, President and Chief Executive Officer. With the exception of our executive committee, which Mr. Dueser chairs, all of our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.
     We do not have an independent Chairman of the Board. Mr. Dueser serves as our Chairman of the Board. Although the Board of Directors has considered appointing an independent Chairman of the Board, the board concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.
     The Board of Directors, together with the audit, executive, nominating/corporate governance and compensation committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition each of our subsidiary banks have their own board of directors and audit, loan and asset liability management committees, which provide risk management at each of their respective banks. The management and boards of directors of our subsidiary banks also provide reports to our management and boards of directors regarding risk management.
     In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.
     At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The chief credit officer, chief operations officer and chief financial officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Dueser, our chief executive officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees and individual Board members have regular access to senior executives, including the chief credit officer, chief operations officer and chief financial officer.

Independent Lead Director
     In February 2010, our Board of Directors named Mr. Bridwell as our independent lead director. The Board of Directors recognized that the Company and its shareholders would be well served under corporate governance best practices from an independent lead director for several reasons, including that Mr. Dueser, our Chairman of the Board, is a non independent director.
The independent lead director’s duties include:
•	chairing meetings of the non-management and independent directors;

•	presiding at meetings of the Board in the absence or at the request of the Chairman of the Board;

•	acting as a liaison between the independent directors and the Chairman of the Board;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board;

•	providing an important communication link between the other independent directors and our shareholders; and

•	calling additional meetings of the independent directors as appropriate.
     As independent lead director, Mr. Bridwell has begun to communicate regularly with our chief executive officer on a variety of issues including business strategy and succession planning. The Board of Directors intends to consider periodically its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.
Communications with Your Board of Directors
     Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.
Director Independence
     In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.
     Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

Steven L. Beal (nominee)	Ron Giddiens
Tucker S. Bridwell	Derrell E. Johnson
Joseph E. Canon	Kade L. Matthews
David Copeland	Dian Graves Stai
Murray Edwards	Johnny E. Trotter

     All members of the audit, compensation and nominating/corporate governance committees are independent under the Nasdaq listing standards. Given his position as President and Chief Executive Officer, Mr. Dueser is not considered an independent director.
Meetings of the Board of Directors
     The Board of Directors of the Company has four regularly scheduled meetings each year. In 2009, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served, except Ms. Stai who was not in attendance at three of four board meetings, two of five compensation committee meetings and one of two executive committee meetings, Mr. Bridwell who was not in attendance at two of four audit committee meetings and Mr. Trotter was not in attendance at one of two audit committee meetings.
     Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. All directors attended the 2009 annual meeting of shareholders, except Mr. Bridwell and Ms. Stai.
Committees of the Board of Directors
     The Board of Directors has five committees. The functions and current members of each committee are as follows:
     Executive Committee. The executive committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Coalson, Copeland, Dueser, Murphy, Stai and Trotter. Mr. Dueser is the chairman of the committee. The executive committee met four times during 2009 and once in January 2010.
     Nominating/Corporate Governance Committee. Among other things, the nominating/corporate governance committee recommends director candidates to the Board of Directors. The nominating/corporate governance committee members are Messrs. Coalson, Bridwell, Copeland, Murphy, Stai and Trotter. Mr. Coalson is the chairman of the committee. All current directors eligible for re-election to the board except Mr. Coalson are being nominated for election as directors for 2010 along with one new nominee, Mr. Beal. The committee met once in 2009 and twice in January 2010.
     Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 3.
     Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.
     We expect that the nominating/corporate governance committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating/corporate governance committee of the board decides not to re-nominate a member for re-election, we anticipate that the nominating/corporate governance committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary.

     The nominating/corporate governance committee will consider qualified director candidates recommended by shareholders. For the 2011 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the nominating/corporate governance committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 120 days in advance of the annual meeting, including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder, (2) a representation that the shareholder is a holder of the Company’s voting common stock (including the number and class of shares held), (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our bylaws, code of business conduct and ethics, corporate governance handbook, and any other applicable rules, regulations, policies or standards of conduct applicable to the Board and its members, (4) a description of all arrangements or understandings between the shareholder and the nominee, (5) a description of nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices and (6) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.
     Audit Committee. Among other things, the audit committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Bridwell, Copeland, Edwards, Giddiens and Johnson. Mr. Copeland is the chairman of the committee. The audit committee met four times in 2009 and also in February 2010. The Board of Directors has determined that it believes all audit committee members are financially literate under the current listing standards of Nasdaq. The board also determined that it believes Mr. Copeland and Mr. Bridwell qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
     Compensation Committee. The current members of the compensation committee are Ms. Stai, Messrs. Canon, Coalson, Matthews and Trotter. Ms. Stai is the chairman of the committee. The committee meets as needed during the year but generally meets four to five times per year. The committee met five times during 2009, once in January 2010 and once in February 2010. The compensation committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.
     The compensation committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the CEO. With the assistance of the Chief Financial Officer and the human resources department, the CEO makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.
     The committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our incentive stock option plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the stock option plan.
     The agenda for meetings of the compensation committee is set by its chairman, acting with the assistance of the Company’s CEO, Chief Financial Officer, the trust company and the human resources department. At each meeting, the committee meets in executive session without management and any non-independent directors. In making compensation decisions, the compensation committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full Board of Directors.
     The compensation committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses, subject to ratification by the Board of Directors. The committee may retain, terminate and approve professional fees (subject to board ratification) related to compensation consultants or other advisors as appropriate. In 2003 and 2004, the Company hired KPMG LLP to perform a review of the Company’s compensation/employee benefit plans and to prioritize recommendations. From December 2007 to February 2008, the compensation committee retained Hewitt Associates to benchmark executive and board of director’s compensation and to review and recommend, considerations related to the Company executive bonus program.
     Asset Liability Management Committee. The asset liability management committee monitors the Company’s aggregate interest rate risk and compliance with investment policies. In addition to the asset liability management committee of the Board of Directors, each subsidiary bank also has an asset liability management committee serving the same function for that subsidiary bank. Currently, Mr. Copeland is the only independent director that serves on the asset liability management committee. The other members of the committee are all officers of the Company or one of the subsidiaries. The committee met four times during 2009.
Compensation Committee Interlocks and Insider Participation
     No person who served as a member of the compensation committee was, during 2009, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, each of the compensation committee members (or related entities) maintained loans from subsidiaries during 2009. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.
REPORT OF THE COMPENSATION COMMITTEE
     The compensation committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.
     The compensation committee has reviewed and discussed the compensation discussion and analysis included in this definitive proxy statement with management and based on the reviews and discussions, the compensation committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the definitive proxy statement.

COMPENSATION COMMITTEE Dian Graves Stai, Chair Joseph E. Canon Mac A. Coalson Kade L. Matthews Johnny Trotter

REPORT OF THE AUDIT COMMITTEE
     The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 4200 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
     The committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2009, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Statement on Auditing Standards No. 114, “Communication with Audit Committees”, as amended and as adopted by the PCAOB in Rule 3200T, and considered the compatibility of non-audit services with the auditors’ independence. The audit committee has received the written disclosures from our independent registered public account firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”
     The committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held four meetings during the year ended December 31, 2009 and met in February 2010.
     The committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the committee’s considerations and discussions with management and the independent auditors do not ensure that our company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our company’s independent accountants are in fact independent.
     In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Board of Directors approved the audit committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the SEC.

AUDIT COMMITTEE David Copeland, Chairman Tucker S. Bridwell Murray Edwards Ron Giddiens Derrell E. Johnson

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth the beneficial ownership of our common stock as of January 1, 2010 by each entity or person who is known to beneficially own 5% or more of our common stock:

	Common Stock
	Owned (1) as of January 1, 2010
Name and Address of Beneficial Owner	No. of Shares		Percent of Class
BlackRock, Inc.	1,802,492	(2)	8.66%
40 East 52nd Street
New York, New York 10022

(1)	The information contained in this table was furnished to the Company by the persons named in the table and reflects the SEC’s definition of beneficial ownership. The nature of beneficial ownership of the holdings shown in this table is set forth in note 2 below.

(2)	This information is based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc.
     In addition, as of February 1, 2010, First Financial Trust & Asset Management Company, National Association (the “Trust Company”) individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries in the aggregate 3,216,017 shares or 15.44% of the outstanding common stock over which the Trust Company had, directly or indirectly, sole or shared voting/investment power. No single trust or other fiduciary account held a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting/investment power with respect to 1,759,853 shares or 8.45% of the outstanding common stock, and the Trust Company shared voting/investment power with respect to 43,772 shares or 0.21% of the outstanding common stock. The Trust Company had no authority to vote 1,412,392 or 6.78% of the outstanding common stock. All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The Board of Directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares.
     See “Proposal 1—Election of Directors—Nominees” and “—Executive Officers” for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 1, 2010. In the aggregate, all director nominees and executive officers as a group (16 individuals) beneficially owned 1,085,422 shares of our common stock, or 5.21% of our total outstanding shares, as of February 1, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.
     The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2009 and through the date of this statement on a timely basis, except two reports by Mr. Dueser, Mr. Gragg, Mr. Hildebrand, Mr. William Rowe and Mr. Webb related to previous stock option grants.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2009. Representatives of Ernst & Young LLP will be in attendance at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate answer questions.
     The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Year ended December 31,
	2009	2008
Audit Fees	$320,000	$318,500
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None
     Our audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.
INTEREST IN CERTAIN TRANSACTIONS
     As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.
     The authority of our subsidiary banks to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary banks make to directors and other insiders must satisfy the following requirements:
•	The loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary banks;

•	The subsidiary banks must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary banks; and

•	The loans must not involve a greater than normal risk of repayment or other unfavorable features.
     Furthermore, each subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the audit committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.
INCORPORATION BY REFERENCE
     With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.
FORWARD-LOOKING STATEMENTS
     This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and the following:
•	general economic conditions, including our local and national real estate markets and employment trends;

•	volatility and disruption in national and international financial markets;

•	legislative, tax and regulatory actions and reforms;

•	political instability;

•	the ability of the Federal government to deal with the national economic slowdown and the effect of stimulus packages enacted by Congress as well as future stimulus packages, if any;

•	competition from other financial institutions and financial holding companies;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Governors of the Federal Reserve Board;

•	changes in the demand for loans;

•	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for loan losses;

•	the accuracy of our estimate of future loan losses;

•	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

•	soundness of other financial institutions with which we have transactions;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	continued increases in FDIC deposit insurance assessments;

•	our ability to attract deposits;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of operations, including branch openings, new product offerings and expansion into new markets;

•	acquisitions and integration of acquired businesses; and

•	acts of God or of war or terrorism.
     Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.
SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING
     To be considered for inclusion in our proxy statement for the 2011 annual meeting, shareholder proposals must be received at our principal executive offices no later than November 2, 2010. Under Rule 14a-4(c)(1) of the Securities Exchange Act of 1934, if any shareholder proposal intended to be presented at the 2010 annual meeting without inclusion in our proxy statement for this meeting is received at our principal executive offices after January 16, 2010, then a proxy will have the ability to confer discretionary authority to vote on this proposal.

REVOCABLE PROXY First Financial Bankshares, Inc. PLEASE MARK VOTES AS IN THIS EXAMPLE THIS PROXY IS SOLICITED BY THE BOARD OF DIR ECTORS OF FIRST FIN ANCIA L BANKSHARES, IN C. FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 27, 2010 I hereby appoint Tucker Bridwell and David Copeland, or either of them acting in the absence of the other, as proxy olders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, In c., a Texas corporation, to be held on April 27, 2010, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, and at any postponement or any adjournment thereof. Please be sure to date and sign this proxy card int he box below. 1. The election of directors: 01. Steven L. Beal 07. Ron Giddiens 02. Tucker S. Bridwell 08. Derrell E. Johnson 03. Joseph E. Canon 09. Kade L. Matthews 04. David Copeland 10. Dian Graves Stai and 05. F. Scott Dueser 11. Johnny E. Trotter 06. Murray Edwards IN STRUCTION: To withhold. authority to vote for any inividual nominee, mark “For All Except” and write that nomineeBs name in the space provided below. For Against Abstani 2. Ratify the appointment by our audit committee of Ernst & Young LLP as our n i dependent auditors for the year ending December 31, 2010. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS. This Proxy, when properly executed will be voted in the manner directed, or if no direction is indicated, in accordance with the recommendation of the board of directors on each proposal. This proxy will be voted, in the discretion of the proxyholders, upon such business as may properly come before the annual meeting or any adjournment thereof. Detach above card, date, sign,and mail in the self-addressed and postmarked envelope provided. First Financial Bankshares, Inc. By signing in the space provided above, you are hereby acknowledging receipt of the proxy statement dated March 1, 2010, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign. PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE ENCLOSED SELF-ADDRESSED AND POSTMARKED ENVELOPE. IFY OURA DDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY INT HE ENVELOPE PROVIDED.